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                                                                     EXHIBIT 5.1

                                  May 2, 1997
UROHEALTH Systems, Inc.
5 Civic Plaza, Suite 100
Newport Beach, California 92660

           Re: 12 1/2% Senior Notes Due 2004;
              Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for UROHEALTH Systems, Inc., a Delaware corporation (the "Company") and certain of its wholly-owned subsidiaries, Allstate Medical Products, Inc., Dacomed Corporation, Dacomed International, Inc., Gates Plastics, Microsurge, Inc., Osbon Medical Systems, Ltd., Urohealth of Kentucky, Inc. and Urohealth, Inc. (California) (the "Co-Registrants"), in connection with the Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, for the registration and sale of an aggregate of $110,000,000 principal amount of 12 1/2% Senior Subordinated Notes Due 2004 (the "Notes") by the Company, which will be unconditionally guaranteed as to principal, premium, if any, and interest on a senior unsecured basis (the "Guaranties") by all material existing, and certain future, subsidiaries of the Company, including Co-Registrants, in connection with the exchange offer (the "Exchange Offer") of $110,000,000 in previously issued 12 1/2% Senior Subordinated Notes due 2004 (the "Old Notes") for the Notes. The Old Notes and the Guaranties have been and the Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the "Indenture") among the Company, the Co-Registrants and The Bank of New York, a New York corporation, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The Notes and the Guaranties are referred to collectively hereinafter as the "Securities."

     We have examined originals or copies of the Indenture and the Securities. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

     We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indenture and the Securities, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indenture and the Securities, and has duly authorized, executed and delivered the Indenture and the Securities, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

     The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

          (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium and or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

          (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Securities and the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

          (iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indenture or the Securities (other than the Company and the
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     Co-Registrants) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

          (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Securities or to aid in the interpretation of the Indenture or the Securities;

          (v) We express no opinion as to the enforceability of provisions of the Indenture or the Securities imposing, or which are construed as effectively imposing, penalties;

          (vi) The enforceability of provisions of the documents which purport to establish evidentiary standards or to make determinations conclusive;

          (vii) We express no opinion as to the enforceability of any choice of law provisions contained in the documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction; and

          (viii) We express no opinion as to the enforecability of certain waivers and other provisions in the Guaranties which purport to waive or alter rights provided by a guarantor by statute or judicial decision. Such provisions include, without limitation, those which permit a creditor to alter materially the original obligation of the principal, elect remedies on default that impair the subrogation rights of the guarantor against the principal, or otherwise take action that materially prejudices the guarantor. In this connection, we advise you that, if such a provision is unenforceable, action on the part of the creditor as permitted by that provision may operate to exonerate the guarantor in whole or in part from obligations under the guarantee.

     Based upon and subject to the foregoing, we are of the opinion that:

          (1) The Notes, upon valid tender of the Old Notes to the Bank of New York, as exchange agent for the Exchange Offer and issuance of the Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement, will be legally issued and will constitute binding obligations of the Company.

          (2) The Guaranties, when issued in accordance with the terms of the Indenture, will constitute binding obligations of the Co-Registrants.

     We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the States oif New York and California (without reference to their respective choice of law rules), the general corporation laws of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the use of this opinion in connection with the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein.

                                          Yours very truly,

                                          /s/ MORRISON & FOERSTER L.L.P.

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